Exhibit 99.2
PRESENTATION TO THE ANNUAL GENERAL MEETING May 2009

Magellan Petroleum Australia Limited (MPAL) Interests Magellan Petroleum Australia Limited (MPAL) Interests

MPAL Revenue Comparison 45 40 4.7 35 Interest & S $ 30 4.0 Other U 19.8 25 3.2 Oil 3.0 11.9 LION 20 2.7 10.6 MIL 15 4.9 7.6 Gas 10 18.3 16.4 12.9 12.5 14.1 5 0 2004 2005 2006 2007 2008 YEAR ENDED JUNE

MPAL Gas Sales 10 8 2.1 1.8 2.3 Palm Valley ES 3.3 2.8 6 AJOUL Mereenie PET 4 6.1 6.0 5.0 5.5 2 4.5 0 2004 2005 2006 2007 2008 YEAR ENDED JUNE

MPAL Oil Sales 250 3 5 200 2 Aldinga 15 8 5 3 124 '000) 20 Kiana 150 40 35 73 ( 39 ELS Nockatunga 100 BARR Mereenie 131 136 116 117 111 50 0 2004 2005 2006 2007 2008 YEAR ENDED JUNE

Market uncommitted Mereenie and Palm Valley gas Optimize Mereenie oil and gas production potential Control costs in Mereenie and Palm Valley Drill oil and gas development wells if commercially viable Mereenie and Palm Valley Fields Magellan's Current Focus Areas

Amadeus Basin Assets Amadeus Basin Assets

Gas Sales Contracts Contracted & Uncontracted Reserves Proved & Probable Reserves as at 31-Dec-08 400 35% 133 300 S 2% 6 200 14% 30 AJOULE 3% 7 PET 63% 100 240 82% 173 0 Mereenie Palm Valley (Contracted to 2009) (Contracted to 20012) Produced Contracted 29% Uncontracted

Cooper Basin Maxwell-5 in the Nockatunga assets came on production at an initial rate of 66 BOPD with a higher reservoir pressures than expected Success in Maxwell-5 resulted in acquisition of 3D survey over Maxwell Field and adjacent areas in 2009 Decision on additional development/appraisal/exploration drilling to await interpretation of 3D Production in the Nockatunga assets to be optimized in low oil price environment. Manage the exploration portfolio elsewhere in the Cooper Basin with an emphasis on the farmout of existing permits Magellan's Current Focus Areas

Cooper-Eromanga Basins Cooper-Eromanga Basins

Nockatunga Area S-W Queensland

Maryborough Basin In ATP 613P, ATP Application 674P and ATP Application 733P evaluation of coal seam gas potential of Burrum Coal Measures is ongoing. Magellan has farmed out the area to Blue Energy who completed stage one of the farmin obligations by drilling two exploration wells in ATP 613P. Under stage two of the farmin, Blue Energy will conduct a further work program whereby it will become operator and earn a 75% interest in the farmin area. This work is delayed pending completion of native title negotiations relating to the grant of the two ATPs. Magellan's Current Focus Areas

Maryborough Basin Coal Bed Methane Potential Potential Potential Potential

Onshore UK Planning permission for Markwells Wood-1 and Havant-1 received. Site preparation for Markwells Wood-1 is well advanced and once completed negotiations will commence on a rig contract. Site preparation for Havant-1 to commence 3Q 2009. Farmout of Magellan 100% wells Manor Farm-1 and Horse Hill-1 being progressed. Parties interested but delays experienced due to global financial crisis. Drilling sites identified and planning permission being progressed. Successful 13th Onshore Round of UK licensing - 7 blocks awarded (6 as Operator). Magellan's Current Focus Areas

United Kingdom United Kingdom

UK Prospects Southern Weald Basin

Markwells Wood -1 Access to Site Complete Access to Site Complete Access to Site Complete

Markwells Wood -1 Track and Site Work Track and Site Work Track and Site Work

UK Prospects Northern Weald Basin Northern Weald Basin Northern Weald Basin

Thank You